FOR IMMEDIATE RELEASE:  April 4, 2007

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation to Appear at NASDAQ Hearing

Bridgeport, West Virginia: Petroleum Development Corporation (NASDAQ/GSM PETD) today announced that the Company received notice from The NASDAQ Stock Market granting the Company's request for a hearing before the NASDAQ Listing Qualifications Panel (the "Panel"). At the hearing, the Company will present its plan for regaining compliance with the NASDAQ filing requirement, as set forth in Marketplace Rule 4310(c)(14).  The hearing will be held on Thursday, May 10, 2007. Accordingly, the previously disclosed delisting action referenced in the NASDAQ staff's determination letter to the Company has been stayed, pending a final written decision by the Panel.  There can be no assurance that the Panel will grant the Company's request for continued listing.  The Company is in the process of finalizing the preparation and audit of its consolidated financial statements and is targeting the filing of its Annual Report Form 10-K for the year ended December 31, 2006 for late April or early May, 2007.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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120 Genesis Boulevard • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597